EXHIBIT (a)(16)
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             Transcript of Telephone Message to Potential Investors

NOTE TO EDGAR USERS:

THIS TRANSCRIPT DOES NOT CONSTITUTE AN OFFER TO PURCHASE ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, PURSUANT TO THE EXCHANGE OFFERS OR OTHERWISE. THE OFFERS TO EXCHANGE PREFERRED SHARES FOR INTERESTS ARE MADE SOLELY BY THE PROSPECTUS AND LETTERS OF TRANSMITTAL RELATING TO THE OFFERS, WHICH CONTAIN THE FULL TERMS AND CONDITIONS OF THE OFFERS, INCLUDING DETAILS OF HOW THE OFFERS MAY BE ACCEPTED. BERKSHIRE INCOME REALTY HAS FILED TENDER OFFER STATEMENTS CONTAINING THE PROSPECTUS AND OTHER RELATED DOCUMENTATION. FREE COPIES OF THE TENDER OFFER STATEMENTS ARE AVAILABLE ON THE SEC'S WEBSITE AT WWW.SEC.GOV. INTEREST HOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENTS AND THE PROSPECTUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Hello,

This is George Krupp, Co-Chairman of Krupp Funds Group. You have received information concerning our new fund, Berkshire Income Realty, Inc., which is offering a 9 % Series A Cumulative Redeemable Preferred Stock that will be listed on the American Stock Exchange. We still have not heard from you, and the extended expiration date of our exchange offer of March 17, 2003 is quickly approaching. We do not want you to miss the opportunity to take advantage of exchanging your current interests in your mortgage fund for shares of Berkshire Income's 9% preferred stock. Our offering is already a success, over 12,000 investors in our funds have already accepted our offer to exchange their interests into the new fund. We are also excited about Berkshire Income's expected acquisition of the Gables Apartments in Houston, Texas. The terms of this acquisition are described in Berkshire Income's prospectus supplement. We believe that the acquisition of the Gables Apartments will enhance Berkshire Income's overall portfolio, and will further its objective of owning well-located properties in strong metropolitan markets. After reading the prospectus, all you have to do to accept the exchange offer is to complete the Letter of Transmittal and return it to us. If you wish to speak to a representative, please press 1, or if you should you have any questions at a later date, please call us at 1-866-335-7877. Thank you and have a nice day.